Exhibit 99 to Form 4 filed on behalf of Edward M.
Muller for Transaction Date 1/2/08

Price		Shares

 $24.09 	 833

 $23.96 	350

 $23.95		933

 $23.86 	134

 $23.83 	997

 $23.81 	657

 $23.66 	2098

 $23.64 	100

 $23.45 	1042

 $23.24 	400

 $23.22 	250

 $23.02		3726

 $22.95 	3480